Exhibit 10.1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Second Amendment	Agreement No. AR-63645-Amd 2
To Product Purchase Agreement

This Second Amendment (the “Second Amendment”) to the Product Purchase Agreement that was made on the 22nd day of May, 2002, as amended and the Award Letters executed thereunder (the “PPA is made and entered into as of this 26 day of January, 2004 (the “Second Amendment Effective Date”) by and among Sun Microsystems, Inc., a Delaware corporation, with an office at 901 San Antonio Road, Palo Alto, California 94303 and Sun Microsystems International B.V., a Netherlands corporation, with an office at Computertweg 1, 3821 AA Amersfoot, the Netherlands (hereafter collectively referred to as “Sun”) and Dot Hill Systems Corporation, a Delaware corporation, with an office at 6305 El Camino Real, Carlsbad, California 92009 and Dot Hill Systems B.V., a Netherlands corporation, with an office at Marssteden 94, 7547 TD Enschede, the Netherlands (hereafter collectively referred to as “Supplier”).  For purpose of interpretation and construction of this Second Amendment, capitalized terms included herein shall have the same meaning as such terms are defined in the PPA.  Additionally, Sun and Supplier may each be referred to in this Second Amendment as a “Party” and collectively as the “Parties.”

Background

Whereas, Sun and Dot Hill desire to amend the PPA to make certain additions and modifications to the PPA, as described below.

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Parties, the Parties hereby agree to amend and do amend the PPA, as follows:

Second Amendment

1.                                      Replace Section 3, Term, of the PPA with the following:

“3 Term.  The term of this Agreement shall commence on the Effective Date and, unless terminated sooner in accordance with Section 24.1, continue until May 22, 2007 (the “Initial Term”).  This Agreement will renew automatically for additional [ * ] periods (each a “Renewal Term”) unless either party gives written Notice of its intent not to renew the Agreement at least [ * ] before the end of the Initial Term or any then-existing Renewal Term, as the case may be.  The Initial Term and any Renewal Terms will collectively be referred to as the “Term” when used elsewhere in this Agreement.”

2.                                      Add the following sentence at the end of Section 4.2, Product Pricing, of the PPA:

“Supplier will use [ * ] to establish or derive [ * ] for the Product(s) that are to be provided to Sun under this Agreement.  In certain situations, [ * ].”

3.                                      Replace the last two sentences of Section 4.3.2, Cost Savings, of the PPA with the following:

“The Award Letter will set forth any specific required reductions in pricing to the Product(s) that Sun may obtain from Supplier under this Agreement [ * ], together with the date on which any such required reductions in pricing to the Product(s) are to take effect and the manner in which they are to be implemented.  Additional reductions in pricing, if any, will be agreed by the parties in writing.”

4.                                      Add the following to the PPA as Section 4.3.3:

 “4.3.3 Executive Reviews.  [ * ], then Sun may request that an executive meeting be held between Sun and Supplier to discuss and implement potential changes to pricing for the Product(s) or the business models used in the pricing of Product(s) to Sun to ensure they are priced properly to provide cost competitiveness.  Supplier will accommodate such requests from Sun for such meetings, which will be held at mutually agreed dates and times.”

5.                                      Replace Section 8.1 of the PPA with the following:

“8.1  Unless otherwise specified in an applicable Award Letter, payment is due from Sun to Supplier within the number of days set forth below (the “Payment Due Date”) after the receipt of invoice or the receipt of Product by Sun or its carrier, whichever is later (the “Payment Trigger Event”) unless Sun reasonably disputes whether an invoice from Supplier is due and owing or the Product was not received by Sun or its carrier from Supplier:

Date of Payment Trigger Event	Payment Due Date
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

[ * ].  Unless otherwise specified in the applicable Award Letter, all payments shall be made in U.S. Dollars.  Sun shall not be required to pay the disputed portion of any invoice, pending resolution of that dispute; provided, however, that Notice of the dispute has been provided by Sun to Supplier prior to the Payment Due Date and Sun has a reasonable basis in providing to Supplier such Notice of dispute.”

6.                                      Replace the last sentence of Section 27.2, Publicity, of the PPA with the following:

“Notwithstanding the foregoing: (i) Supplier may make such disclosures as are reasonably necessary to comply with any securities laws, regulations or rules, subject to Sun’s review and consent which shall not be unreasonably withheld, delayed or conditioned; and (ii) Supplier may issue other press releases in connection with any Product releases for customer revenue for any future major Products that are to be provided by Supplier to Sun, subject to Sun’s written consent to the publication by Supplier of the content in and timing of such press releases, which consent shall not be unreasonably withheld, delayed or conditioned by Sun.”

7.                                      This Second Amendment shall have prospective force and effect as of the Second Amendment Effective Date.  Except as specifically set forth above, the terms and conditions of the PPA, including any Exhibits thereto, and any Award Letters issued under the PPA shall remain unchanged and in full force and effect.  The PPA, as amended by this Second Amendment, together with any Award Letters, constitutes the entire agreement by and between the Parties relating to its subject matter.  Such documents shall supersede all prior and contemporaneous oral or written communications, proposals, conditions, representations and warranties and prevail over any conflicting or additional terms and conditions between the Parties relating to its subject matter.

In Witness Whereof, the Parties have caused this Second Amendment to the PPA to be signed by their duly authorized representatives effective as of the Second Amendment Effective Date.

Sun Microsystems, Inc.		Dot Hill Systems Corporation

By:	/s/ Marcy Alstott	By:	/s/ J. L. Lambert

Printed Name:	Marcy Alstott	Printed Name:	James L. Lambert

Date:	26-Jan-04	Date:	26 Jan 2004

Title:	VP, WW Operations	Title:	President & CEO

Sun Microsystems, International B.V.		Dot Hill Systems B.V.

By:	/s/ Tymen Kos	By:	/s/ B. H. M. van der Woning

Printed Name:	Tymen Kos	Printed Name:	Bert H. M. van der Woning

Date:	27-Jan-04	Date:	25-Jan-04

Title:	Director	Title:	M. D.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.